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                                                                   EXHIBIT 10.28

                                   AGREEMENT

The Board of Managers of Plug Power, LLC and Gary Mittleman ("you") agree as follows:

You are hereby extended an offer of employment in the position of President & CEO of Plug Power, LLC, at an annual salary of $150,000. Should you accept this offer you will receive the following:

You will be eligible for the benefits provided employees of Plug Power.

Your relocation will be covered to the extent described in the attached booklet. This will include reasonable expenses incurred in searching for a home, moving expenses for household goods and personal effects, interim living for up to 12 months, and the broker commission on the sale of your current home.

An annual incentive plan will be designed for 1997 to provide a bonus target of 30 percent with an upside potential of 50 percent of base pay paid in 1997. The performance measures and targets will be determined jointly and approved by the Board of Managers. You will be provided an annual review of performance against previously established goals, an annual joint setting of new goals and an annual review of your salary, bonus and option compensation.

You will be granted 500,000 incentive options of Class B membership interests pursuant to an incentive stock option plan at a purchase price of one dollar ($1.00) per share subject to the following:

     .  20 percent of the options will vest immediately

     .  20 percent of the options will vest each year after the grant

     . Options even if vested are not exercisable until the sooner of three years or the Common Stock, currently Class A, of Plug Power is registered for public offering with the Securities and Exchange Commission.

     .  Options will terminate on the earliest of the following:

          . The date you cease to be an employee of Plug Power except as the Board of Managers may otherwise determine based on the nature of the separation.

          .  Ten years from the Date of Grant.

     . The option price shall be payable in cash or as may be authorized by the Board of Managers.
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The official plan language, which must satisfy all Internal Revenue Service and
ERISA related rules, will be developed and approved by the Board of Managers as soon as practicable. The Company makes no promises that its Common Stock will ever be registered and publicly offered.

If within two years of your employment you are terminated for any reason other than cause, you will receive an amount equivalent to one year's base salary and will continue to be eligible for company paid health care for up to one year.



Board of Managers of Plug Power


/s/ signature illegible                 /s/ Anthony F. Early Jr.
-----------------------------------     -----------------------------------

/s/ George C. McNamee                   /s/ Larry G. Garberding
-----------------------------------     -----------------------------------

/s/ Walter L. Robb                      /s/ signature illegible
-----------------------------------     -----------------------------------

June 27, 1997
------------------------------
Date



I accept this Agreement described herein and agree to its terms.

/s/ Gary Mittleman                           June 27, 1997
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Gary Mittleman                                   Date
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                        [PLUG POWER LOGO APPEARS HERE]

                                 ADDENDUM "A"
                                      to
                             Employment Agreement

     WHEREAS the Board of Managers (the "Board") of Plug Power, L.L.C. ("Plug Power") and Gary Mittleman ("Mittleman") entered into an employment agreement dated as of June 26, 1997 ("Employment Agreement") setting forth certain employment terms, including salary, bonus and stock option terms, and

     WHEREAS, in consideration of Mr. Mittleman's continued service as President and CEO of Plug Power, the Board desires to modify the Employment Agreement as set forth below:

     NOW THEREFORE, be it resolved that:

     A. Mr. Mittleman's annual salary shall be $180,000, effective February 1, 1999.

     B. In the event that Mr. Mittleman is terminated for any reason other than failure to perform, gross negligence and/or fraud, Mr. Mittleman will remain an employee of Plug Power for a period of twelve (12) months from the date of termination, during which time, Mr. Mittleman would:

         (i) continue to receive salary equivalent to then current rate and continue to be eligible for Plug Power paid health care; and
         (ii) vest in those stock options which would have normally vested during such twelve (12) month period.

         Options will be exercised according to the rules of the Plug Power Employee Stock Option Plan unless at the end of the twelve (12) month period the stock is not publicly traded, in which case Mr. Mittleman would be given an additional twelve (12) months to exercise his stock options.

     C. All other terms and conditions of the Employment Agreement remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned has executed this modification to the Employment Agreement as of the 14 day of January, 1999.
                               --

                                          /s/ George C. McNamee
                                        ----------------------------------------
                                        George C. McNamee
                                        on behalf of the Board of Directors
                                        of Plug Power, L.L.C.